SUBSIDIARIES OF THE REGISTRANT

The following is a list of the subsidiaries of Provident Bancorp, Inc.:


Name                                         State of Incorporation
----                                         ----------------------

Provident Bank                                      Federal
     |
Provest Services Corp. I                            New York
Provest Services Corp. II                           New York
Provident REIT, Inc.                                New York